EXHIBIT 3.2(b)
WIMAR OPCO, LLC
FIRST AMENDMENT TO
LIMITED LIABILITY COMPANY OPERATING AGREEMENT
     This First Amendment to Limited Liability Company Operating Agreement (the “Amendment”), is made and entered into as of December 21, 2006, by and among WIMAR OPCO, LLC, a Delaware limited liability company (the “Company”) WIMAR OPCO INTERMEDIATE HOLDINGS, LLC (the “Member”) and WIMAR TAHOE CORPORATION (the “Manager”), who agree as follows:
     1. Recitals. The parties hereto are parties to a Limited Liability Company Operating Agreement dated June 8, 2006 (the “Agreement”). The parties hereto desire to amend the Agreement in accordance with the terms of this Agreement.
     2. Amendments.
          (a) Section 7 of the Agreement is hereby amended to include the following language:
“A Member’s interest in the Company may be evidenced by a certificate of limited liability company interest issued by the Company. Each such certificate shall set forth the number of Units issued and outstanding and the number of Units issued to the holder of the certificate, as of the date of the certificate, and shall be signed by an officer on behalf of the Company.”
          (b) The following Section 19 is hereby added to the Agreement:
“19. Indemnification.
19.1. Power to Indemnify in Actions, Suits or Proceedings Other Than Those by or in the Right of the Company. Subject to subsection 19.3 of this Section, the Company shall indemnify any person who was or is a party or witness or is threatened to be made a party or witness to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he, his testator, or intestate, is or was a manager or an officer of the Company, or is or was a manager or officer of the Company serving at the request of the Company as a director, officer, manager, employee or agent of another limited liability company, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful. No Amendment to or repeal of this subsection 19.1 shall apply to or have any effect on any right to indemnification provided hereunder with respect to any acts or omissions occurring prior to such Amendment or appeal.
19.2. Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Company. Subject to subsection 19.3 of this Section, the Company shall indemnify any person who was or is a party or witness or is threatened to be made a party or witness to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he, his testator, or intestate, is or was a manager or an officer of the Company, or is or was a manager or officer of the Company serving at the request of the Company as a director, officer, manager, employee or agent of another limited liability company, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. No Amendment to or repeal of this subsection 19.2 shall apply to or have any effect on any right to indemnification provided hereunder with respect to any acts or omissions occurring prior to such Amendment or repeal.
19.3. Authorization of Indemnification. Any indemnification under this Section (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the manager or officer is proper in the circumstances because he has met the applicable standard of conduct set forth in subsection 19.1 or subsection 19.2 of this Section, as the case may be. Such determination shall be made (i) by the Managers by a majority vote of a quorum consisting of Managers who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested Managers so directs, by independent legal counsel in a written opinion, or (iii) by the Members. To the extent, however, that a manager or an officer of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith, without the necessity of authorization in the specific case.
19.4. Good Faith Defined. For purposes of any determination under subsection 19.3 of this Section, a person shall be deemed to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe his conduct was unlawful, if his action is based on the records or books of account of the Company or another enterprise, or on information supplied to him by the officers of the Company or another enterprise in the course of their duties, or on the advice of legal counsel for the Company or another enterprise or on information or records given or reports made to the Company or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Company or another enterprise. The term “another enterprise” as used in this subsection 19.4 shall mean any other limited liability company or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Company as a manager, director, officer, employee or agent. The provisions of this subsection 19.4 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in subsections 19.1 or 19.2 of this Section, as the case may be.
19.5. Indemnification by a Court. Notwithstanding any contrary determination in the specific case under subsection 19.3 of this Section, and notwithstanding the absence of any determination thereunder, any manager or officer may apply to any court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under subsections 19.1 and 19.2 of this Section. The basis of such indemnification by a court shall be a determination by such court that indemnification of the manager or officer is proper in the circumstances because he has met the applicable standards of conduct set forth in subsections 19.1 or 19.2 of this Section, as the case may be. Neither a contrary determination in the specific case under subsection 19.3 of this Section nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the manager or officer seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this subsection 19.5 shall be given to the Company promptly upon the filing of such application. If successful, in whole or in part, the manager or officer seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.
19.6. Expenses Payable in Advance. Expenses incurred by a manager or officer in defending or investigating a threatened or pending action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such manager or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized in this Section.
19.7. Nonexclusivity of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by or granted pursuant to this Section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any agreement, contract, vote of members or disinterested managers or pursuant to the direction (howsoever embodied) of any court of competent jurisdiction or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, it being the policy of the Company that indemnification of the persons specified in subsections 19.1 and 19.2 of this Section shall be made to the fullest extent permitted by law. The provisions of this Section shall not be deemed to preclude the indemnification of any person who is not specified in subsections 19.1 and 19.2 of this Section but whom the Company has the power or obligation to indemnify under the provisions of the Laws of the State of Delaware, or otherwise.
19.8. Insurance. The Company may purchase and maintain insurance on behalf of any person who is or was a manager, officer, employee or agent of the Company, or of another limited liability company, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power or the obligation to indemnify him against such liability under the provisions of this Section. The Company may also create a trust fund, grant a security interest and/or use other means (including, but not limited to, letters of credit, surety bonds and/or other similar arrangements), as well as enter into contracts providing indemnification to the full extent authorized or entitled by law and including as part thereof provisions with respect to any or all of the foregoing, to ensure the payment of such amounts as may become necessary to effect indemnification as provided therein, or elsewhere.
19.9. Certain Definitions. For purposes of this Section, references to “the Company” shall include, in addition to the resulting entity, any constituent entity (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its managers, directors, officers, employee or agents, so that any person who is or was a director, officer, employee or agent of such constituent entity, or is or was a manager or officer of such constituent entity serving at the request of such constituent entity as a manager, director, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall stand in the same position under the provisions of this Section with respect to the resulting or surviving entity as he would have with respect to such constituent entity if its separate existence had continued. For purposes of this Section, references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan, and references to “serving at the request of the Company” shall include any service as a manager or officer of the Company which imposes duties on, or involves services by, such manager or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this Section.
19.10. Survival of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Section shall, unless otherwise provided, when authorized or ratified, continue as to a person who has ceased to be a manager or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.
19.11. Limitation on Indemnification. Notwithstanding anything contained in this Article to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by subsection 19.5 hereof), the Company shall not be obligated to indemnify any manager or officer in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the managers.
19.12. Indemnification of Employees and Agents. The Company may, to the extent authorized from time to time by the Managers, provide rights to indemnification and to the advancement of expenses to employees and agents of the Company similar to those conferred in this Section to managers and officers of the Company.”

WIMAR OPCO, LLC

By: Wimar Tahoe Corporation
Its: Manager

By: Name:	/s/ William J. Yung William J. Yung
Title:	President

WIMAR OPCO INTERMEDIATE HOLDINGS, LLC

By: Wimar Tahoe Corporation
Its: Manager

By: Name:	/s/ William J. Yung William J. Yung
Title:	President

WIMAR TAHOE CORPORATION

By: Name:	/s/ William J. Yung William J. Yung
Title:	President

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